Pangaea Logistics Solutions Announces Contract Amendment

NEWPORT, RI, May 6, 2016 - Pangaea Logistics Solutions Ltd. (“Pangaea” or the “Company”) (NASDAQ: PANL), a global provider of comprehensive maritime logistics solutions, today announced that the Company has agreed to amend the terms of its long term contract of affreightment (“COA”) with a major aluminum producer, effective for cargo voyages commencing on or after May 1, 2016.
The customer filed for Chapter 11 bankruptcy protection on February 8, 2016. Post-petition, the Company has continued to provide freight services.  During the bankruptcy case, Pangaea and the customer have agreed to, among other things: a lower, fixed cargo freight rate for the balance of the calendar year 2016; a freight escalation clause based on changes in the worldwide price of aluminum for years after 2016; adjustment of the freight rate by utilization of a fuel escalation clause; and settlement of pre-petition receivables outstanding from the customer for voyages prior to the Chapter 11 filing. The lower freight rates generated by the contract are expected to reduce Pangaea’s revenues by approximately $4.2 million for 2016.

About Pangaea Logistics Solutions Ltd.

Pangaea Logistics Solutions Ltd. provides logistics services to a broad base of industrial customers who require the transportation of a wide variety of dry bulk cargoes including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone. The Company addresses the transportation needs of its customers with a comprehensive set of services and activities including cargo loading, cargo discharge, vessel chartering and voyage planning.  Learn more at www.pangaeals.com.

Contacts

Investor Relations Contacts
Thomas Rozycki
Prosek Partners
212-279-3115 ext. 208
trozycki@prosek.com

Josh Clarkson
Prosek Partners
212-279-3115 ext. 259
jclarkson@prosek.com